Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 27, 2012, is by and between JHH Capital, LLC and Jeffrey J. Horowitz (the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to the shares of Common Stock, $0.00001 par value per share, of Vitacost.com. beneficially owned by it or him from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Filers hereby agree to be responsible for the timely filing of the Schedule 13D and any amendments thereto on behalf of the Filers, and for the completeness and accuracy of the information concerning itself contained therein. Each of the Filers hereby further agree to file this Joint Filing Agreement as an exhibit to the Schedule and each such amendment, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

JHH CAPITAL, LLC

By:	/s/ Jeffrey Horowitz
Name:	Jeffrey Horowitz
Title:	Manager

By:	/s/ Jeffrey Horowitz
JEFFREY HOROWITZ